Exhibit 99.1

NEWS…	Contact:	Dirk Montgomery
January 8, 2007		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OSI RESTAURANT PARTNERS, INC.
REPORTS THIRD QUARTER RESULTS

Tampa, Florida, January 8 --- OSI Restaurant Partners, Inc. (NYSE: OSI) today reported that net income for the three months ended September 30, 2006 was $17,268,000, equal to $0.23 per share (diluted), compared with $29,472,000 or $0.38 per share (diluted) for the same period in 2005. Revenues for the quarter increased by 8.9% to $950,636,000 compared with $872,871,000 during the same quarter last year. Comparative unaudited information provided for all periods has been adjusted to reflect the Company’s restatement of previously issued consolidated financial statements as discussed herein.

Quarterly Results and Other Information:

•
On November 6, 2006 the Company announced that it would be restating its consolidated financial statements to correct for errors in its liability for unearned revenue for unredeemed gift cards and certificates as well as for certain other errors. The Company has filed an amended Form 10-K for 2005 which describes the effects of the restatement and the Company expects to file amended Forms 10-Q for first and second quarter 2006 as soon as practicable.

•
For the three months ended September 30, 2006, adjusting for the conversion costs related to the implementation of the Company’s new Partner Equity Program, diluted earnings per share on an adjusted basis were $0.29. Adjusted third quarter 2006 diluted earnings per share does not eliminate what the Company considers to be the ongoing expenses resulting from the implementation of the new Partner Equity Program nor does it eliminate stock-based compensation expenses resulting from the first quarter implementation of a new accounting standard. For the three months ended September 30, 2005, diluted earnings per share on a restated and adjusted basis were $0.34, after adjusting for certain impairment charges and including expenses for the ongoing costs of the Partner Equity Program as if it had been in place and stock-based compensation charges as if the new stock-based compensation rules had been in effect in 2005. This comparison of adjusted results is intended to provide comparability between the periods and a reconciliation of reported and adjusted results is included in the accompanying tables.

•
The Company adopted a new accounting standard titled SFAS No. 123 (Revised), “Share-Based Payment” during the first quarter of 2006. SFAS No. 123R requires the fair value measurement of all stock-based payments to employees, including grants of employee stock options, and recognition of those expenses in the statement of operations.

•
During the first quarter of 2006, all managing partners were given an opportunity to elect participation in a new Partner Equity Program (“PEP” or the “Plan”), more fully described in the Company’s 2005 Form 10-K/A. This new Plan became effective for approximately 96% of all managing partners in current employment agreements and for all new managing partner employment agreements signed after March 1, 2006. The PEP replaces the issuance of stock options with a deferred compensation program.

•	Early termination of the waiting period under the Hart-Scott-Rodino Act of 1976 with respect to the merger announced on November 6, 2006 has been granted.

Third Quarter - Comparable Store Sales

Comparable store sales and average unit volumes for the Company’s significant restaurant brands for the quarter ended September 30, 2006 compared to the same quarter in 2005 changed by approximately:

Quarter ended September 30, 2006	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-2.4%	-3.6%	-2.5%
Carrabba’s Italian Grills	-2.6%	n/a	-2.6%
Bonefish Grills	0.0%	-5.1%	-0.4%
Fleming’s Prime Steakhouse and Wine Bars	2.8%	n/a	2.8%
Roy’s	-1.0%	n/a	-1.0%
Domestic average unit volumes
Outback Steakhouses	-2.2%	-3.5%	-2.4%
Carrabba’s Italian Grills	-5.1%	n/a	-5.1%
Bonefish Grills	-0.4%	-15.8%	-1.3%
Fleming’s Prime Steakhouse and Wine Bars	-0.8%	n/a	-0.8%
Roy’s	-2.2%	n/a	-2.2%

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the quarter include year-to-year menu price changes of approximately:

Quarter ended September 30, 2006	Company-owned menu price changes (1)
Outback Steakhouses	0.8%
Carrabba’s Italian Grills	0.8%
Bonefish Grills	1.1%
____________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

Five-week Period Ended September 30, 2006 - Comparable Store Sales

Comparable store sales and average unit volumes for the Company’s significant restaurant brands for the five-week period ended September 30, 2006 compared with the same five-week period in 2005 changed by approximately:

Five weeks ended September 30, 2006	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	0.8%	-2.4%	0.4%
Carrabba’s Italian Grills	-0.3%	n/a	-0.3%
Bonefish Grills	1.0%	-2.4%	0.8%
Fleming’s Prime Steakhouse and Wine Bars	2.7%	n/a	2.7%
Roy’s	-3.1%	n/a	-3.1%
Domestic average unit volumes
Outback Steakhouses	0.6%	-2.3%	0.2%
Carrabba’s Italian Grills	-2.5%	n/a	-2.5%
Bonefish Grills	-1.2%	-11.6%	-1.8%
Fleming’s Prime Steakhouse and Wine Bars	-0.8%	n/a	-0.8%
Roy’s	-3.6%	n/a	-3.6%

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the five-week period include year-to-year menu price changes of approximately:

Five weeks ended September 30, 2006	Company-owned menu price changes (1)
Outback Steakhouses	0.8%
Carrabba’s Italian Grills	1.1%
Bonefish Grills	1.2%
____________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

Four-week Periods Ended October 28, 2006 and November 25, 2006 - Comparable Store Sales

Comparable store sales and average unit volumes for the Company’s significant restaurant brands for the four-week periods ended October 28, 2006 and November 25, 2006 compared with the same four-week periods in 2005 changed by approximately:

Four weeks ended October 28, 2006	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	0.3%	-2.7%	-0.1%
Carrabba’s Italian Grills	-3.5%	n/a	-3.5%
Bonefish Grills	1.0%	-5.7%	0.5%
Fleming’s Prime Steakhouse and Wine Bars	3.7%	n/a	3.7%
Roy’s	1.4%	n/a	1.4%

Domestic average unit volumes
Outback Steakhouses	0.4%	-3.3%	-0.1%
Carrabba’s Italian Grills	-5.4%	n/a	-5.4%
Bonefish Grills	-3.0%	-15.7%	-3.8%
Fleming’s Prime Steakhouse and Wine Bars	-0.5%	n/a	-0.5%
Roy’s	-1.0%	n/a	-1.0%

Four weeks ended November 25, 2006
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	0.3%	-3.6%	-0.2%
Carrabba’s Italian Grills	-2.6%	n/a	-2.6%
Bonefish Grills	-0.9%	-5.8%	-1.2%
Fleming’s Prime Steakhouse and Wine Bars	1.9%	n/a	1.9%
Roy’s	-3.4%	n/a	-3.4%

Domestic average unit volumes
Outback Steakhouses	0.6%	-3.6%	0.0%
Carrabba’s Italian Grills	-4.0%	n/a	-4.0%
Bonefish Grills	-4.2%	-15.4%	-4.9%
Fleming’s Prime Steakhouse and Wine Bars	-3.1%	n/a	-3.1%
Roy’s	-5.7%	n/a	-5.7%

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the four-week periods ended October 28, 2006 and November 25, 2006 include year to year menu price changes of approximately:

Four weeks ended October 28, 2006	Company-owned menu price changes (1)
Outback Steakhouses	0.8%
Carrabba’s Italian Grills	1.4%
Bonefish Grills	1.2%

Four weeks ended November 25, 2006
Outback Steakhouses	0.8%
Carrabba’s Italian Grills	1.4%
Bonefish Grills	1.1%
________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

Certain statements in this news release are forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; increased labor and insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Forward-looking statements regarding guidance for 2006, stock-based compensation and the Partner Equity Program include estimates and assumptions, including but not limited to, restaurant operating performance and outstanding share calculations which may differ materially from actual results. Additionally, statements made concerning the proposed merger transaction are based on current expectations of management and there are risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, (1) the Company may be unable to obtain shareholder approval required for the transaction, (2) conditions to the closing of the transaction may not be satisfied, (3) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays, (4) the businesses of the Company may suffer as a result of uncertainty surrounding the transaction, and (5) the financing required to complete the transaction may be delayed or may not be available. Further information on potential factors that could affect the financial results of OSI Restaurant Partners, Inc. is included in its 2005 Annual Report on Form 10-K/A, current reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

The Company’s restaurant system operates in 50 states and 21 countries internationally.

STATEMENTS OF INCOME
(in thousands, except for per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
		(restated)		(restated)
Revenues
Restaurant sales	$945,779	$867,851	$2,919,110	$2,674,657
Other revenues	4,857	5,020	15,911	15,770
Total revenues	950,636	872,871	2,935,021	2,690,427
Costs and expenses
Cost of sales	343,243	318,523	1,059,341	981,309
Labor and other related	266,568	228,028	812,639	691,292
Other restaurant operating	210,241	196,528	652,031	569,971
Depreciation and amortization	38,484	32,539	110,936	93,166
General and administrative	54,945	46,470	167,804	147,620
Hurricane property and inventory losses	-	1,412	-	1,412
Provision for impaired assets and restaurant closings	10,513	1,396	13,547	10,026
Contribution for "Dine Out for Hurricane Relief"	-	1,000	-	1,000
(Income) loss from operations of unconsolidated affiliates	270	(766)	145	(665)
	924,264	825,130	2,816,443	2,495,131
Income from operations	26,372	47,741	118,578	195,296
Other income (expense), net	-	(75)	5,165	(1,098)
Interest income	761	658	2,122	1,476
Interest expense	(3,870)	(1,848)	(9,452)	(4,519)
Income before provision for income taxes and
elimination of minority interest	23,263	46,476	116,413	191,155
Provision for income taxes	6,219	15,874	32,881	64,328
Income before elimination of minority interest	17,044	30,602	83,532	126,827
Elimination of minority interest	(224)	1,130	5,201	7,470
Net income	$17,268	$29,472	$78,331	$119,357

Basic earnings per share	$0.23	$0.40	$1.06	$1.61
Basic weighted average shares outstanding	73,554	74,167	73,903	73,991

Diluted earnings per share	$0.23	$0.38	$1.02	$1.55
Diluted weighted average shares outstanding	75,179	76,832	76,424	76,794

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of September 30, 2006
Cash	$45
Working capital deficit	(188)
Current portion of long-term debt	69
Long-term debt (1)	274
_________________
(1)
Long-term debt in the Company’s Consolidated Balance Sheet includes: (i) $31.9 million of debt owed by a consolidated franchisee-affiliated entity for which the Company provides a guarantee, and (ii) a $2.5 million fair value debt guarantee on amounts owed by an unconsolidated affiliate of the Company (and for which the Company provides a total guarantee of $17.6 million).

System-wide Sales

System-wide sales grew by 7.9% for the quarter compared with the respective period in 2005. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not. The two components of system-wide sales - sales of OSI Restaurant Partners, Inc. and sales of franchisees and unconsolidated development joint ventures - are provided in the following supplemental tables.

	Three months ended		Nine months ended
	September 30,		September 30,
OSI RESTAURANT PARTNERS, INC. RESTAURANT SALES (in millions):	2006	2005	2006	2005
		(restated)		(restated)
Outback Steakhouse restaurants
Domestic	$540	$536	$1,694	$1,683
International	78	64	226	193
Total	618	600	1,920	1,876
Carrabba's Italian Grills	156	143	481	428
Bonefish Grills	78	55	231	162
Fleming's Prime Steakhouse and Wine Bars	42	33	134	106
Other restaurants	52	37	153	103

Total Company-owned restaurant sales	$946	$868	$2,919	$2,675

The following information presents sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of OSI Restaurant Partners, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Nine months ended
	September 30,		September 30,
FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2006	2005	2006	2005
Outback Steakhouse restaurants
Domestic	$87	$88	$271	$270
International	28	28	77	84
Total	115	116	348	354
Bonefish Grills	4	3	12	9

Total franchise and development joint venture sales (1)	$119	$119	$360	$363
Income from franchise and development joint ventures (2)	$6	$6	$16	$15
__________________
(1)	Franchise and development joint venture sales are not included in Company revenues as reported in the Consolidated Statements of Income.
(2)	Represents the franchise royalty and portion of total income included in the Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

Third Quarter Comparative Store Information

RESTAURANTS IN OPERATION AS OF SEPTEMBER 30:	2006	2005
Outback Steakhouses
Company-owned - domestic	683	661
Company-owned - international	117	87
Franchised and development joint venture - domestic	107	105
Franchised and development joint venture - international	44	51
Total	951	904
Carrabba's Italian Grills
Company-owned	217	189
Bonefish Grills
Company-owned	106	78
Franchised	7	4
Total	113	82
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	43	34
Roy’s
Company-owned	22	19
Cheeseburger in Paradise
Company-owned	36	21
Lee Roy Selmon’s
Company-owned	5	3
Blue Coral Seafood and Spirits
Company-owned	1	-
Paul Lee's Chinese Kitchens
Company-owned	-	4

System-wide total	1,388	1,256

Store Information for October 31, 2006 and November 30, 2006

	Restaurants opened/(closed) during the month ended October 31, 2006	Restaurants open as of October 31, 2006	Restaurants opened/(closed) during the month ended November 30, 2006	Restaurants open as of November 30, 2006
Outback Steakhouses
Company-owned - domestic (1)	(4)	679	-	679
Company-owned - international	-	117	1	118
Franchised and development joint venture - domestic	-	107	-	107
Franchised and development joint venture - international	1	45	-	45
Total	(3)	948	1	949
Carrabba's Italian Grills
Company-owned	8	225	2	227
Bonefish Grills
Company-owned	3	109	3	112
Franchised	-	7	-	7
Total	3	116	3	119
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	2	45	-	45
Roy’s
Company-owned	-	22	1	23
Cheeseburger in Paradise
Company-owned	-	36	2	38
Lee Roy Selmon’s
Company-owned	-	5	-	5
Blue Coral Seafood and Spirits
Company-owned	-	1	-	1

System-wide total	10	1,398	9	1,407

____________
(1)	One restaurant closing is included in the month of November.

Reconciliation of Adjusted Results

The following table sets forth a reconciliation of the Company’s results reported in accordance with generally accepted accounting principles (“GAAP”) to the adjusted results, which include non-GAAP financial measures. Although management encourages readers to rely on the Company’s results reported in accordance with GAAP, management believes that adjusted results may be useful to investors’ understanding of the Company’s core operations and the comparability of financial information from period to period. The following table presents reported net income as adjusted for the following after-tax items for the three and nine months ended September 30, 2006 and 2005 (in thousands):
	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005 (restated)	2006	2005 (restated)
Net income, as reported	$17,268	$29,472	$78,331	$119,357
Stock-based compensation, net of taxes
PEP conversion costs (1)	2,593	-	13,000	-
Options / 123R (2)	-	(1,662)	-	(4,767)
Restricted stock (3)	-	(605)	-	(1,277)
Partner equity program (PEP) (4)	-	(2,466)	-	(7,558)
	2,593	(4,733)	13,000	(13,602)
Special items, net of taxes
Gain on restaurant disposal (5)	-	-	(3,151)	-
Provision for impaired assets, net (6)	2,197	-	2,197	4,617
Hurricane-related items (7)	-	1,469	-	1,469
	2,197	1,469	(954)	6,086

Adjusted net income	$22,058	$26,208	$90,377	$111,841

Adjusted diluted earnings per share	$0.29	$0.34	$1.18	$1.46
__________________
(1)
The PEP “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had to expense all stock-based compensation and the new program had been in place at the inception of all existing manager partner contracts.

(2)
Effect on earnings had existing Company management and managing partner employment grants of stock options been expensed in 2005. Stock options were not required to be expensed under accounting guidance in 2005 but are expensed beginning in 2006 upon adoption of a new accounting standard.

(3)
Incremental expense for 2005 grants of restricted stock to the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Real Estate and Development to reflect an annualized expense as if these grants were outstanding the entire year.

(4)	Estimation of PEP expenses had the Plan been in place in 2005.
(5)	Net gain included in Other income in the Consolidated Income Statement on closing an Outback Steakhouse in accordance with a lease termination agreement.
(6)
Net impairment charges include the closing of two restaurants as a result of a landlord prematurely terminating the leases and a write-off of a note receivable in the third quarter of 2006 and an impairment charge recorded against a deferred license fee receivable related to certain non-restaurant operations in the second quarter of 2005. Ordinarily, impairment charges for closed stores or impaired restaurant assets are not considered special items as those charges occur from time to time in normal restaurant operations.

(7)	Impact of hurricane property and inventory losses and the Company’s contribution for “Dine Out for Hurricane Relief.”

2006 OUTLOOK

The following information updates the Company’s previously reported expectations for the full year 2006. The Company anticipates 2006 diluted earnings per share will range from $1.25 to $1.30. After adjusting for certain stock-based compensation and impairment charges in 2006 and 2005 and hurricane losses in 2005, diluted earnings per share for 2006 is expected to range from -19% to -22% compared to 2005, or $1.43 to $1.48 per share in 2006 compared to $1.83 per share in 2005. This estimate is based upon current economic conditions, current and anticipated commodity markets, planned restaurant development schedules, the implementation of the Partner Equity Program (“PEP”) and the recognition of additional stock-based compensation expense from the adoption of a new accounting standard and assumes a constant number of shares outstanding. This estimate also excludes any costs associated with the transactions contemplated by the definitive agreement announced on November 6, 2006 for OSI Restaurant Partners, Inc. to be acquired by an investor group led by Bain Capital LLC, Catterton Partners and the Company’s founders, Chris Sullivan, Bob Basham and Tim Gannon.

The following tables are provided to compare the adjusted results of operations for the year ended December 31, 2005 to the currently expected results for 2006 (excluding the effect of transaction expenses) as presented in the guidance above, adjusted for certain effects of the new Partner Equity Program (“PEP”). This comparison primarily demonstrates the expected incremental effect of new stock-based compensation costs as the Company adopted a new accounting standard January 1, 2006 that requires expensing of stock options and implemented the PEP in the first quarter of 2006. This adjusted information includes non-GAAP financial measures which the Company reconciles to the results reported in accordance with GAAP. Management believes that the adjusted presentation may be useful to investors to permit them to compare the Company’s expected results for 2006 to its adjusted results for 2005, using consistent assumptions regarding stock-based compensation and the implementation of the PEP for each period.
	Years ended December 31,
	2006		2005
Adjusted net income (in thousands):	Low	High	Adjusted (restated)
Net income (per guidance for 2006 / reported in 2005)	$95,879	$99,514	$146,746
Stock-based compensation, net of taxes (1)
PEP conversion costs (2)	14,903	14,903	-
Options / 123R (3)	-	-	(6,367)
Restricted stock (4)	-	-	(1,948)
Partner equity program (PEP) (5)	-	-	(10,090)
	14,903	14,903	(18,405)
Special items, net of taxes
Hurricane property losses	-	-	2,498
Gain on restaurant disposal (6)	(3,151)	(3,151)	-
Provision for impaired assets, net (7)	2,197	2,197	9,154
	(954)	(954)	11,652

Adjusted net income	$109,828	$113,463	$139,993
% change vs. 2005	-22%	-19%

Adjusted diluted earnings per share	$1.43	$1.48	$1.83
% change vs. 2005	-22%	-19%

Diluted weighted shares outstanding	76,541	76,541	76,541
__________________
(1)	Stock-based expenses are primarily non-cash charges.
(2)
The PEP “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had to expense all stock-based compensation and the new program had been in place at the inception of all existing manager partner contracts. The ongoing PEP expense is not adjusted out of guidance for 2006.

(3)
Effect on earnings had existing Company management and managing partner employment grants of stock options been expensed in 2005. Stock options were not required to be expensed under accounting guidance in 2005 but are expensed beginning in 2006 upon adoption of a new accounting standard. Guidance for 2006 includes estimated stock-based compensation expense for stock options, which could vary based upon restaurant operating results, manager turnover and other factors.

(4)
Incremental expense for 2005 grants of restricted stock to the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Real Estate and Development to reflect an annualized expense as if these grants were outstanding the entire year.

(5)	Estimation of PEP expenses had the Plan been in place in 2005. Estimated PEP expenses for 2006 are included in 2006 guidance.
(6)	Net gain included in Other income in the Consolidated Income Statement on closing an Outback Steakhouse in accordance with a lease termination agreement.
(7)
Includes net impairment charges in 2005 of $4,537 for intangible and other asset impairments related to the sale of Paul Lee’s Chinese Kitchen and $4,617 against a deferred license fee receivable related to certain non-restaurant operations. Impairment charges for closed stores or impaired restaurant assets are not adjusted as those charges occur from time to time in normal restaurant operations. Includes net impairment charges in 2006 of $1,768 related to a landlord dispute which led to the premature exit of restaurant sites in Plantation, Florida due to landlord failure to adequately maintain the mall site and an impairment of $429 related to a write-off of a note receivable from a hospitality venue in Memphis, Tennessee.

Full Year 2006 Guidance Update

The decrease in 2006 net income guidance noted above, compared to the guidance provided in the second quarter 2006 earnings release, was primarily due to the following (all amounts referenced are after-tax):

•
Impairment charges in the third quarter of 2006 of $6.4 million were incurred for closed/underperforming restaurants and the write-off of an investment in a hospitality venue. Of this total, $2.2 million of impairments were considered to be special items and were reflected as adjustments to net income (see footnote 7 above).

•
2006 International net income is expected to decline by $4.3 million compared to second quarter 2006 guidance due to revenue and profit in Korean operations performing below expectations, driven by overall restaurant segment traffic declines and the elimination of promotional programs in 2006 that contributed revenue and profit in 2005.

•
Net expenses of $3.0 million are anticipated for 2006 due to the financial restatement and related audit and consulting fees to correct errors in accounting for unearned revenue for unredeemed gift cards and certificates and certain other errors and to implement remediation plans to address control environment weaknesses. The accounting errors are described in more detail in The Company’s third quarter 2006 10Q and 2005 10K/A.

•
The Outback domestic and Fleming’s concepts are expected to generate an improvement in 2006 net income compared to second quarter 2006 guidance, driven primarily by sales increases. Those profit increases are being largely offset by lower than expected profit performance across all other domestic concepts compared to second quarter 2006 guidance.

Anticipated changes in domestic average unit volumes, comparable store sales and pricing which will affect revenues in 2006 (as a percentage change compared to actual 2005 results) are as follows:

	Average Unit	Comparable
	Volumes	Store Sales (1)	Pricing (2)
Outback Steakhouses	-2.0% to -1.5%	-2.0% to -1.5%	~0.7%
Carrabba's Italian Grills	-4.0% to -3.5%	-1.5% to -1.0%	~1.0%
Bonefish Grills	-1.5% to -1.0%	0.0% to 0.5%	~1.5%
Fleming's Prime Steakhouse and Wine Bars	-0.5% to 0.0%	4.0% to 4.5%	~2.5%
__________________
(1)	Stores open 18 months or more.
(2)	Price increases are presented as an average increase which may occur over the year and could change periodically as competitive, economic and commodity conditions dictate.

Anticipated changes in certain expenses that will also affect net income in 2006 (presented as a percentage of sales increasing/(decreasing) compared to actual 2005 results) are as follows:

Estimated Full Year 2006 Expense
Compared with 2005
Cost of goods sold (1)	-0.5% to -0.6%
Labor and other related (1) (2)	1.9% to 2.0%
Other restaurant operating (1)	0.8% to 0.9%
Depreciation and amortization	0.3% to 0.4%
General and administrative (2)	0.3% to 0.4%
Elimination of minority interest	0.1% to 0.2%
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(1)	As a percentage of restaurant sales.
(2)	Includes stock-based compensation expense.